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                                                                    Exhibit 99.6

August 27, 1999

Ventiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873


Dear Sir or Madam:

This letter confirms my consent to serve as a member of the Board of Directors of Ventiv Health, Inc.


Confirmed:


/s/  Eran Broshy
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Eran Broshy